Exhibit 99.1
NaviSite Closes Loan with Silver Point Finance
NaviSite Completes Transaction with Silver Point Finance for $70 Million Term Loan Facility and $3 Million Revolving Credit Facility; Also Closes $5 Million Credit Facility with Atlantic Investors
Andover, MA. April 11, 2006 — NaviSite, Inc. (NASDAQ: NAVI), a leading provider of IT hosting, outsourcing and professional services for mid- to large-sized organizations, today announced that it has closed its previously announced $70 million term loan facility and $3 million revolving credit facility with Silver Point Finance, as well as a $5 million credit facility with Atlantic Investors, its majority stockholder. Lane, Berry & Co. International, LLC acted as NaviSite’s placement agent in the transactions with Silver Point Finance. In addition, Atlantic Investors has restructured the terms of the existing $3 million secured promissory note issued to it by NaviSite, extending the maturity date to five years and 90 days after the date of the Silver Point Finance transaction.
Proceeds from the Silver Point term loan facility have been used to repay and extinguish NaviSite’s Silicon Valley Bank line of credit, the Waythere, Inc. (formerly Surebridge, Inc.) convertible promissory notes, other short-term debt and to pay transaction fees and expenses. Proceeds from the $3 million revolving credit facility from Silver Point Finance and $5 million credit facility from Atlantic Investors are expected to be used for general corporate and working capital purposes.
“We are very pleased to announce the completion of these financing transactions,” said Arthur Becker, CEO of NaviSite. “NaviSite has demonstrated significant operating momentum in fiscal year 2006 through our business unit realignment, our strong EBITDA performance, and organic revenue growth. The refinancing of our maturing debt represents a major milestone in the transformation of the Company’s capital structure. We believe this achievement represents another critical step in NaviSite’s continued success.”
John Gavin, CFO of NaviSite, added, “This refinancing significantly strengthens NaviSite’s balance sheet. The Company can now shift focus from managing short-term debt considerations to achieving longer-term financial objectives and continuing to create stockholder value.”
The associated term loan and credit facility from Silver Point Finance includes customary representations, warranties and covenants. Key terms of the term loan and revolving credit facility include:
● $70 million term loan facility with 3.5 million common stock warrants
¡	The term loan matures five years after the closing date.

¡	The first year of the term requires interest-only payments, payable on a quarterly basis. Quarterly principal payments commence April 30, 2007, with a balloon payment at the end of the five-year term. The interest on the term loan facility will be paid at an annual rate of LIBOR plus 5% in cash with 3% accrued in year one and LIBOR plus 7% in cash with 1% accrued for the years thereafter.

¡	Silver Point Finance received warrants for the purchase of 9% of NaviSite’s fully diluted shares of common stock, equaling approximately 3.5 million shares, at an exercise price of $0.01 per share. Silver Point Finance has agreed not to sell or transfer any shares acquired upon exercise of the warrants during the three months after closing.

¡	The facility requires mandatory prepayments in the event of the sale of equity shares or asset sales, among other things.

¡	The term loan facility is secured by all of the assets of the Company.
● $3 million revolving credit facility
¡	The revolving credit facility is available on a revolving basis for five years from the closing date.

¡	The interest on the revolving credit facility will be paid at an annual rate of LIBOR plus 8% in cash based upon the outstanding principal amount.

¡	The revolving credit facility has similar mandatory prepayment requirements and security interest provisions as described in the term loan facility above.

¡	The revolving credit facility is secured by all of the assets of the Company.
As a condition to Silver Point Finance’s term and revolving credit facilities described above, Atlantic Investors has restructured its $3 million unsecured loan, with principal and accrued interest payable on July 11, 2011. In addition, Atlantic Investors will provide a committed unsecured credit facility of $5 million for the five-year duration of the Silver Point Finance facilities, interest to be paid at the same rate as the Silver Point Finance revolving credit facility. Atlantic Investors’ obligation to continue to provide the credit facility can be eliminated based upon NaviSite reaching certain financial covenants.
About Lane Berry
Lane, Berry & Co. International, LLC provides investment banking services to corporations, their Boards, Special Committees of Boards and shareholders on matters relating to mergers, acquisitions, divestitures, debt and equity financings, debt restructurings, recapitalizations and corporate governance issues. Lane Berry offers sophisticated, objective advice and transaction execution based upon the extensive experience of its senior investment bankers. For more information about Lane Berry’s services, transactions and recruitment opportunities, visit www.laneberry.com.
About NaviSite
NaviSite provides IT hosting, outsourcing and professional services for mid- to large-sized organizations. Leveraging a proven set of technologies and extensive subject matter expertise, we deliver cost-effective, flexible solutions that provide responsive and predictable levels of service for our clients’ businesses. Over 900 companies across a variety of industries rely on NaviSite to build, implement and manage their mission-critical systems and applications. NaviSite is a trusted advisor committed to ensuring the long-term success of our customers’ business applications and technology strategies. NaviSite has 14 state-of-the-art data centers and eight major office locations across the U.S., U.K. and India. For more information, please visit www.navisite.com.
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The statements contained in this press release that are not historical statements are forward-looking. NaviSite’s success is dependent on: its ability to achieve and maintain profitability; obtain and maintain sufficient working capital; general economic conditions; decreased or delayed purchase patterns of prospective or current customers or loss of current customers and market consolidation; the decreased renewal rate of our customers; increased competition and technological changes in the markets in which NaviSite competes; the effects of any future acquisitions of businesses or technologies; changes in the uses of the Internet; and possible failure of systems or internal infrastructure. For a detailed discussion of these and other cautionary statements, please refer to the filings made by NaviSite with the Securities and Exchange Commission, including NaviSite’s most recent Quarterly Report on Form 10-Q. We do not undertake any obligation to update forward-looking statements made by us.